Exhibit 99.1
News Release
Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2012 SECOND QUARTER RESULTS

Houston, TX, -- August 1 2012 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $12.2 million for the second quarter ended June 30, 2012, with diluted earnings per share of $0.80 compared to net income of $7.6 million and diluted earnings per share of $0.50 for the second quarter of 2011.  Sales increased $64.2 million, or 32.5%, to approximately $261.9 million from $197.7 million for the same period in 2011.

Net income for the six months ended June 30, 2012 was $23.8 million, with diluted earnings per share of $1.57 compared to net income of $14.0 million and diluted earnings per share of $0.92 for the first half of 2011.  Sales for the six months ended June 30, 2012 increased $133.4 million, or 35.0%, to approximately $514.2 million from $380.8 million for the same period in 2011.  After excluding sales from acquisitions on a same store sales basis, sales for the first half of 2012 increased $62.6 million, or 16.4% from 2011 on a same store sales basis.

Net income for the second quarter sequentially increased 4.6% from $11.6 million to $12.2 million in the second quarter of 2012.  Likewise, sales sequentially increased 3.8% from $252.3 million in the first quarter to $261.9 million in the second quarter.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased to report a strong second quarter and a positive outlook for the rest of 2012.  We are optimistic that we will continue to show progress over the balance of the year despite the uncertainty and softness in some markets.  Highlights include one new SuperCenter conversion, bringing the total to 30 SuperCenters.  All of our acquisitions are performing well.  We continue to see results from being able to leverage DXP products and service divisions to help the acquisition grow and the value proposition of the acquisition helping the region to grow.  Our expansion into Canada has been a big success.  Our expansion into metal working and increasing our presence in safety services has been very successful.  We are excited about our vision and direction.  Thanks to all our DXPeople for their excellent execution of our internal and external growth strategies."

Mac McConnell, Senior Vice President and CFO, added, “Our financial results reflect our continued focus on our organic and acquisition driven growth.  I am excited that DXP has a new $325 million credit facility with the ability to increase the facility by an additional $100 million to support DXP's growth.  Pricing on the facility remained almost the same except for a 25 basis point spread between the revolver and term loan.  Subsequent to DXP's quarter end, we closed the HSE acquisition which provides us with a significant geographic expansion in Canada, positions us to serve North American national accounts and will allow us to leverage the back office team of HSE going forward.  We look forward to the second half of the year. "

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales	$ 261,894	$ 197,675	$ 514,181	$ 380,762
Cost of sales	185,265	140,410	366,078	271,070
Gross profit	76,629	57,265	148,103	109,692
Selling, general and administrative expense	55,782	43,634	107,351	84,519
Operating income	20,847	13,631	40,752	25,173
Other income	(3)	15	12	36
Interest expense	(762)	(1,023)	(1,591)	(2,045)
Income before income taxes	20,082	12,623	39,173	23,164
Provision for income taxes	7,905	5,013	15,350	9,211
Net income	12,177	7,610	23,823	13,953

Basic income per share	$ 0.84	$ 0.53	$ 1.66	$ 0.97
Weighted average common shares outstanding	14,392	14,327	14,360	14,303
Diluted income per share	$ 0.80	$ 0.50	$ 1.57	$ 0.92
Weighted average common and common equivalent shares outstanding	15,232	15,167	15,200	15,143
See notes to unaudited condensed consolidated financial statements.

SALES BY SEGMENT (in thousands)
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Service Centers	$ 184,106	$ 139,503	$ 359,178	$ 271,054
Innovative Pumping Solutions	35,177	21,814	74,612	38,499
Supply Chain Services	42,611	36,358	80,391	71,209
Total Sales	$ 261,894	$ 197,675	$ 514,181	$ 380,762

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Income before income taxes	$ 20,082	$ 12,623	$ 39,173	$ 23,164
Plus interest expense	762	1,023	1,591	2,045
Plus depreciation and amortization	3,660	2,551	6,809	4,942
EBITDA*	$ 24,504	$ 16,197	$ 47,573	$ 30,151
*EBITDA - earnings before interest, taxes, depreciation and amortization